NEWS	from:

STEWART INFORMATION SERVICES CORPORATION P.O. Box 2029, Houston, Texas 77252-2029 www.stewart.com
	Contact:	Ted C. Jones Director - Investor Relations (713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Financial Results for the Second Quarter 2009

Houston, July 30, 2009 – Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the quarter and six months ended June 30, 2009 (dollar amounts are in millions, except for per share figures):

	Second Quarter		Six Months
	2009(a)	2008(b)	2009(a)	2008(b)

Total revenues	$430.8	$428.5	$744.2	$822.7
Pretax loss before noncontrolling interests	(16.1)	(44.2)	(50.5)	(85.0)
Income tax expense (benefit) (c)	1.7	(17.5)	3.5	(34.3)
Net loss attributable to Stewart	(20.6)	(28.6)	(58.2)	(53.9)
Net loss per share attributable to Stewart	(1.14)	(1.58)	(3.21)	(2.98)

(a)
The second quarter of 2009 includes pretax charges of $19.2 million relating to reserve strengthening adjustments for prior policy years and $22.4 million relating to several agency defalcations and large title losses offset by $6.6 million relating to recoveries of previously recognized title losses.  Also included in the second quarter of 2009 is a $2.9 million credit relating to a change in the estimate of a previously recorded reserve for a legal matter. The first three months of 2009 include a pretax credit of $2.6 million relating to a recovery on a previously recognized agency defalcation, a pretax credit of $3.0 million for the settlement of a legal matter in the Company’s favor and a pretax charge of $8.9 million relating to the impairment of investment securities and other assets.

(b)
The second quarter of 2008 includes a reserve adjustment of $10.0 million relating to prior policy years, $8.2 million relating to large claims and agency defalcations and a software impairment charge of $6.0 million.  The first three months of 2008 included a charge of $4.6 million relating to an agency defalcation.

(c)
Income tax expense in 2009 is related to certain goodwill book/tax differences and taxes in foreign jurisdictions for our international operations.  The Company did not recognize an income tax benefit during the first half of 2009 relating to its pretax loss due to the recording of a valuation allowance against deferred tax assets at year-end 2008.

Our pretax operating results for the second quarter of 2009, before consideration of the $19.2 million reserve strengthening charge, improved significantly compared with the same quarter in the prior year as a result of the extensive cost reduction efforts undertaken in 2008 and 2009.  A significant reduction was achieved in both employee costs and other operating costs for the second quarter and first half of 2009 when compared to the same periods in 2008. Revenues benefitted from an increase in market share and refinance orders closed, as well as a substantial increase in profit margins for our real estate information business.

We continue to aggressively reduce costs and improve productivity in our core title operations. In addition to workforce reductions described below, we are pursuing the implementation of title search and production efficiencies company-wide through our regional production center initiative.  As a result, significant savings per order processed are being achieved in operationally mature centers.

Separately, our back-office centralization initiatives also remain on target and began generating benefits during 2009 in the areas of human resources, finance and accounting, procurement and information technology by reducing employee and operating expenses. Significant future savings will be achieved once we complete implementation of our enterprise systems in 2010.

In addition to the substantial improvements in our field title operations, we are also working diligently to improve our agency operations. We have canceled more than 3,200 underperforming agencies since the beginning of 2007. As discussed below, we have enhanced our agency qualification process to further improve our agency operations. Of particular significance to future operating results, agencies canceled since 2007 accounted for approximately 40 percent and 33 percent of our incurred claims losses and claims payments, respectively, thus far in 2009.

For the second quarter of 2009, we reported a pretax loss, before noncontrolling interests, of $16.1 million compared with a pretax loss of $44.2 million in 2008. On a pretax basis, we reported an operating loss, before noncontrolling interests, of $50.5 million in the first half of 2009 compared with a loss of $85.0 million in 2008.  For the second quarter of 2009, we reported a net loss attributable to Stewart of $20.6 million compared with a net loss of $28.6 million in the second quarter of 2008. For the first half of 2009, we reported a net loss attributable to Stewart of $58.2 million compared with a net loss $53.9 million in 2008.  In 2008, we recorded an income tax benefit of $34.3 million for which there is no corresponding amount recorded in 2009 due to the valuation allowance on deferred taxes.   This negatively impacts our net loss in 2009 when compared to the same period in 2008.

During the second quarter, we recorded a title loss reserve strengthening charge of $19.2 million relating to adverse policy loss development primarily for policy years 2005-2007.  In total, we recorded title losses associated with large claims, agency defalcations and reserve strengthening of $41.4 million for the six months ended June 30, 2009 as compared with $29.6 million for the six months ended June 30, 2008.

Title losses for the first half of 2009 were somewhat offset by recoveries of $9.2 million under our fidelity bond, while no such recoveries were recorded in 2008. As a result, our title loss ratio for the six months ended June 30, 2009 and 2008 was 12.1 percent and 10.1 percent of title revenues, respectively. In addition to the agency defalcations, all of the large claims, excepting one, are related to prior year policies issued by canceled agencies. We believe the actions taken to restructure our agency network will reduce future losses considerably and bring overall losses more in line with a normal, historical range.

Total revenues for the second quarter of 2009 increased slightly from the comparable period in 2008, while declining 9.5 percent for the first half of 2009 compared with the first half of 2008. Total revenues for the second quarter of 2009 were positively impacted by a substantial increase in our real estate information services business, with revenues from our loan modification services almost doubling from the same period in 2008. Title revenues, which are closely related to the volume and value of real estate transactions, declined by 3.2 percent and 9.6 percent for the second quarter and first half of 2009, respectively, compared with the same periods in 2008. Existing home sales declined approximately 3 percent in the second quarter of 2009 compared to the same period in 2008.  Of greater impact to revenues, however, was the significant decline in the median sales price—down almost 16 percent in the second quarter of 2009 compared with 2008 and down more than 23 percent from the high in the second quarter of 2006.  Generally, a 5 percent decline in home selling prices reduces title revenues by 3 to 4 percent (however, this varies significantly from state-to-state and within price levels).  In the second quarter of 2009, new home sales fell to the lowest level since 1963 when these statistics were first recorded. Sales were off 31 percent from the second quarter of 2008 and home prices were down 10 percent.  These declines were offset somewhat by the increase in revenues for refinancing activity generated by lower interest rates.

Employee costs were 16.2 percent less in the second quarter of 2009 compared with the second quarter of 2008 due to realizing the full benefit of headcount reductions made during 2008 and additional reductions made in the first quarter of this year.  We continued to reduce staff in back-office functions, although modest staff increases occurred to accommodate increases in order volume in a limited number of field title offices. Since December 31, 2007, we have reduced headcount by 27.4 percent.  As a result of our aggressive efforts to reduce spending to reflect current market conditions, other operating costs declined 18.4 percent in the second quarter of 2009 compared with the same period in 2008.

Title order counts in the second quarter and first half of 2009, respectively, based on orders per workday, were 11.2 percent and 1.9 percent greater than the comparable periods in 2008. However, open order counts for the month of June were down 12.1 percent compared with May, driven by rising interest rates. Rates began increasing in late May and continued increasing through early June which reduced the number of refinancing orders opened. In late June and continuing into July rates have retreated, which we expect to result in a corresponding increase in orders.

Stewart's book value per share decreased to $24.90 at June 30, 2009 compared with $27.63 at December 31, 2008.

“In the first half of the year, we continued the aggressive restructuring of our agency network begun in 2008,” said Malcolm S. Morris, chairman and co-chief executive officer.  “We canceled more than 700 higher-risk and underperforming agencies in the first half of 2009 and have canceled more than 3,200 agencies since the beginning of 2007.  We continue to embrace the agency market, but we are increasing our diligence, inspection and expectations for these operations. In the first half of 2009, we signed up more than 330 new agencies—all of which were subjected to an extensive pre-signing qualification process.  The annual revenues from the newly-signed agencies are expected to significantly exceed the revenues lost from the underperforming agencies canceled this year, and we anticipate that these new agencies will generate far fewer title losses based on our review of their historical loss data,” added Morris. “We have not yet achieved the full benefit of the significant improvements to our agency network, so we expect to see increased operating results for agency business and reduced claims in the future from independent agencies.”

"In addition, we are now making progress on matters that will have continued positive impact on our performance,” said Morris. "So far in 2009, we have repaid $47 million of debt—or 35 percent of the amount outstanding at the end of 2008.  We are methodically reviewing our premium rates in all states and, where possible, are raising rates or modifying agency splits (the percent of premium paid to the underwriter compared to the amount retained by the independent agency) to levels necessary to achieve profitability from our agency operations. In July, the New Mexico Superintendent of Insurance announced the findings of the 2008 hearing on title premiums and splits and awarded a 10.7 percent premium increase effective August 1, 2009, and an increase in the remittance rate on residential transactions from 19 percent to 20 percent from agencies to underwriters.  We believe these results are leading indicators of other states' pending assessments of the title insurance industry and the need to assure consumers of their ownership rights in real property.”

"We continue to execute changes in our business model according to the strategy laid out in 2008,” said Stewart Morris, Jr., president and co-chief executive officer.  “In addition to the reduction in field staff and the improvements in productivity with regional production centers, a significant component of the strategy is refinement of our information technology infrastructure.  We have just completed consolidation of our major data centers.  Accompanying that is a simplification of our network technology, which increases security while lowering costs.  Further, we are aggressively consolidating server hardware, which we expect will be completed by the end of 2009.  The back-office information technology consolidation has already eliminated more than 100 positions in the past twelve months.  Technology staff has been reduced by more than one-third since January of 2008.  These initiatives should result in expected annual savings of more than $13 million.  Simply stated, we are operating with fewer personnel, less overhead and reduced expenses.”

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions, continued weakness or further adverse changes in the level of real estate activity, our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems, including the implementation of our enterprise systems the impact of unanticipated title losses on the need to further strengthen our policy loss reserves, any effect of title losses on our cash flows and financial condition, the impact of our increased diligence and inspections in our agency operations, the impact of changes in governmental and insurance regulations, our dependence on our operating subsidiaries as a source of cash flow, the continued realization of expected expense savings resulting from our expense reduction steps taken in 2008, our ability to access the equity and debt financing markets, our ability to grow our international operations, and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts)

	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Revenues
Title insurance:
Direct operations	183,582	200,688	326,119	381,275
Agency operations	217,423	213,513	384,193	404,566
Real estate information	21,773	11,302	29,138	26,018
Investment income	5,214	7,456	10,811	15,534
Investment and other gains (losses)– net	2,771	(4,412)	(6,040)	(4,709)
	430,763	428,547	744,221	822,684
Expenses
Amounts retained by agencies	180,040	174,562	317,456	330,124
Employee costs	122,434	146,076	237,140	298,039
Other operating expenses	70,500	86,412	137,274	173,248
Title losses and related claims	65,843	49,595	85,863	79,316
Depreciation and amortization	7,163	14,961	14,861	24,052
Interest	912	1,121	2,091	2,936
	446,892	472,727	794,685	907,715
Loss before taxes and non-controlling interests	(16,129)	(44,180)	(50,464)	(85,031)
Income tax expense (benefit)	1,738	(17,526)	3,537	(34,288)
Net loss	(17,867)	(26,554)	(54,001)	(50,743)
Less net earnings attributable to noncontrolling interests	2,774	1,934	4,244	3,137
Net loss attributable to Stewart	(20,641)	(28,588)	(58,245)	(53,880)

Net loss per share attributable to Stewart	(1.14)	(1.58)	(3.21)	(2.98)

Average number of basic shares (000)	18,183	18,092	18,168	18,069

Segment information:
Title revenues	408,990	417,245	715,083	795,787
Title pretax loss before noncontrolling interests	(25,861)	(35,763)	(55,319)	(77,308)
REI revenues	21,773	11,302	29,138	26,897
REI pretax (loss) earnings before noncontrolling interests	9,732	(8,417)	4,855	(7,723)

Selected financial information:
Cash provided (used) by operations	11,723	(15,862)	(14,866)	(46,640)
Title loss payments - net of recoveries	34,929	38,981	71,458	69,463
Other comprehensive earnings (loss)	13,229	(7,654)	9,159	(7,496)

Number of title orders opened (000):
April	55.7	48.4
May	46.3	43.1
June	40.7	38.9
Quarter	142.7	130.4

Number of title orders closed (000):
Quarter	104.4	93.5

	June 30 2009	Dec 31 2008

Stockholders’ equity	454,055	501,186
Number of shares outstanding (000)	18,237	18,142
Book value per share	24.90	27.63

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	June 30	Dec 31
	2009	2008
Assets
Cash and cash equivalents	79,833	76,558
Cash and cash equivalents-statutory reserve funds	11,599	9,688
Total cash and cash equivalents	91,432	86,246

Short-term investments	32,310	37,120
Investments – statutory reserve funds	374,601	374,508
Investments – other	94,645	156,267
Receivables – premiums from agencies	30,509	35,707
Receivables – other	86,098	87,895
Allowance for uncollectible amounts	(19,160)	(17,504)
Property and equipment	74,142	83,632
Title plants	78,184	78,363
Goodwill	212,651	210,901
Intangible assets	7,206	8,448
Other assets	71,106	84,106
Investments – pledged, at fair value	221,596	222,684

	1,355,320	1,448,373

Liabilities
Notes payable	86,491	135,276
Line of credit, secured by pledged investments	221,596	222,684
Accounts payable and accrued liabilities	98,484	111,675
Estimated title losses	478,938	463,715
Deferred income taxes	15,756	13,837

	901,265	947,187

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and additional paid-in capital	145,251	143,811
Retained earnings	289,707	347,952
Accumulated other comprehensive earnings	9,452	293
Treasury stock	(4,330)	(4,097)
Stockholders’ equity attributable to Stewart	440,080	487,959
Noncontrolling interests	13,975	13,227
Total stockholders' equity	454,055	501,186
	1,355,320	1,448,373